EXHIBIT 1

AGREEMENT

                In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D relating to the Common Stock, $0.025 par value, of Neurogen Corporation is being filed with the Securities and Exchange Commission on behalf of each of them.

July 8, 2004

By:	/s/ Julian C. Baker

Julian C. Baker

By:	/s/ Felix J. Baker

Felix J. Baker

Page 8 of 8 Pages